Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Reports 2016 Fourth Quarter and Full Year Results

Fourth quarter net sales of $211.7 million, up 2.9 percent, and diluted EPS of $0.85;
Fourth quarter organic net sales rose 3.2 percent;
Company to accelerate growth and build scale with IPC Group acquisition;
Announces 2017 first quarter restructuring to support key strategic initiatives and lower costs;
Company provides 2017 full year net sales and earnings outlook

MINNEAPOLIS, Feb. 23, 2017–Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $15.4 million, or $0.85 per diluted share, on net sales of $211.7 million for the fourth quarter ended December 31, 2016. In the 2015 fourth quarter, Tennant reported net earnings of $13.2 million, or $0.73 per diluted share, on net sales of $205.9 million. The 2015 fourth quarter included a $2.0 million pre-tax restructuring charge, or $0.09 per diluted share, related to infrastructure cost reductions. Excluding this special item, and a $0.04 per diluted share favorable tax true-up for a long-lived asset impairment charge, adjusted 2015 fourth quarter net earnings totaled $14.0 million, or $0.78 per diluted share. (See the Supplemental Non-GAAP Financial Table.)
“We executed well against our strategies in the 2016 fourth quarter and made further progress against our goals,” said Chris Killingstad, Tennant Company's president and chief executive officer. “We are pleased with our fourth quarter results. As we anticipated, Tennant returned to organic sales growth in the quarter, led by sales in our largest region, the Americas, and growth in EMEA.”
Killingstad added: “As we head into 2017, we are taking bold steps to further ignite growth and increase profitability. To this end, we announced the acquisition of IPC Group to improve our competitive position in the EMEA market. Today, we also announced restructuring actions to better align our resources and expense structure with the current low-growth economic environment. Together, these steps are designed to enhance Tennant’s top- and bottom-line performance.”
Tennant’s core strategies are focused on maintaining a strong new product and technology pipeline and expanding the company’s global market coverage, while leveraging the company’s cost structure to improve operating efficiency.

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Page 2 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

Fourth Quarter Operating Review
The company's 2016 fourth quarter consolidated net sales of $211.7 million rose 2.9 percent over the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 0.5 percent, and the net impact of the 2016 Florock acquisition and the Green Machines™ divestiture increased consolidated net sales by 0.2 percent. As a result, organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, rose approximately 3.2 percent.
Geographically, sales increased 7.0 percent in the Americas, or grew 4.8 percent organically, excluding a favorable foreign currency exchange impact of approximately 0.5 percent and the impact of the Florock acquisition of 1.7 percent. Results in the Americas region reflect strong sales through distribution and demand for new products in North America, as well as increased sales in Latin America. Sales in the Europe, Middle East and Africa (EMEA) region decreased 6.3 percent but were up approximately 3.7 percent organically, with solid growth through the Western Europe distribution and the direct sales channels. Organic sales in EMEA exclude the impact of the Green Machines divestiture of 6.0 percent and an unfavorable foreign currency exchange impact of about 4.0 percent. Sales in the Asia Pacific (APAC) region declined 9.6 percent and decreased approximately 10.1 percent organically, excluding a favorable foreign currency exchange impact of about 0.5 percent. Sales in APAC decreased primarily due to sluggish economic conditions in the region.
Tennant's gross margin in the 2016 fourth quarter was 44.2 percent compared to 42.4 percent in the prior year quarter. The 180 basis point increase chiefly stemmed from productivity improvements in North America and a more favorable product mix, with strong sales of industrial equipment.
Research and development (R&D) expense for the 2016 fourth quarter totaled $10.0 million, or 4.7 percent of sales, versus $8.1 million, or 3.9 percent of sales, a year ago. The company continues to invest in developing a robust pipeline of innovative new products and technologies.
Selling and administrative (S&A) expense in the 2016 fourth quarter was $60.9 million, or 28.8 percent of sales, compared to $61.4 million, or 29.8 percent of sales, and $59.5 million, or 28.9 percent of sales, as adjusted, in the 2015 fourth quarter. The 2016 fourth quarter includes the S&A expense of the recent Florock and Dofesa acquisitions. Tennant continued to balance disciplined spending control with investments in key growth initiatives.
Tennant's 2016 fourth quarter operating profit was $22.6 million, or 10.7 percent of sales, up from an operating profit of $17.8 million, or 8.6 percent of sales, and $19.7 million, or 9.6 percent of sales, as adjusted, in the year ago quarter.
2016 Full Year Results
For the 2016 full year, Tennant’s net earnings totaled $46.6 million, or $2.59 per diluted share, on net sales of $808.6 million, compared to prior year net earnings of $32.1 million, or $1.74 per diluted share, on net sales of $811.8 million. Excluding special items, the company’s 2015 adjusted full year net earnings were $46.0 million, or $2.49 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant's 2016 net earnings totaled $2.63 per diluted share.

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Page 3 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

(See the Supplemental Non-GAAP Financial Table.) Unfavorable foreign currency exchange reduced consolidated net sales by approximately 1.0 percent, and the net impact of the 2016 Florock acquisition and Green Machines divestiture decreased consolidated net sales by 0.5 percent. Organic net sales for the 2016 full year, which exclude the impact of foreign currency exchange, acquisitions and divestitures, increased approximately 1.1 percent.
Tennant’s gross margin for the 2016 full year was 43.5 percent, in line with the company’s target gross margin range of 43 percent to 44 percent, compared to 43.0 percent for the 2015 full year.
R&D expense in 2016 was $34.7 million, or 4.3 percent of sales, versus $32.4 million, or 4.0 percent of sales, in the previous year. S&A expense in the 2016 full year was $248.2 million, or 30.7 percent of sales, versus $252.3 million, or 31.1 percent of sales, and $248.5 million, or 30.6 percent of sales, as adjusted, in the year ago period.
Operating profit in 2016 increased to $68.5 million, or 8.5 percent of sales, versus $53.2 million, or 6.6 percent of sales, and $68.1 million, or 8.4 percent of sales, as adjusted, in 2015.
Tennant continued to have a strong balance sheet and generated $57.9 million in cash from operations in 2016. Cash on the balance sheet at December 31, 2016, totaled $58.0 million versus $51.3 million in the prior year. The company’s total debt was $36.2 million compared to $24.7 million at the end of 2015. During 2016, Tennant increased its annual cash dividend payout for the 45th consecutive year, and paid $14.3 million in cash dividends to shareholders. For the 2016 full year, the company repurchased approximately 246,000 shares of common stock at a cost of $12.8 million.
Acquisition
On February 23, 2017, Tennant announced that it signed a definitive agreement to acquire the stock of IPC Group in an all-cash transaction valued at approximately $350 million (€330 million). IPC Group, based in Italy, is a privately held designer and manufacturer of innovative professional cleaning equipment, tools and other solutions sold under the brand names IPC, IPC Foma, IPC Eagle, IPC Gansow, ICA, Vaclensa, Portotecnica, Sirio and Soteco, Readysystem, Euromop, and Pulex. In 2016, IPC Group generated annual sales of about $205 million (€195 million).
Commented Killingstad: “Acquiring IPC Group is a strategic move that aligns with Tennant’s growth aspirations. IPC Group significantly increases our presence and market share in Europe, and more than doubles Tennant’s current EMEA business. We will gain the scale needed to accelerate our growth and better leverage our cost structure in EMEA. Importantly, our businesses are highly complementary and differentiated in our geographies, products and go-to-market approach. We are excited about our combined potential.”
In addition to expanding Tennant’s EMEA market coverage, IPC Group’s products broaden Tennant’s range of offerings. The companies’ brands see little overlap due to their differentiated market positions. Both companies’ brands will continue to operate in their markets, as they do today. The companies also have highly complementary sales channels that will remain in place and provide additional sales opportunities for both companies going forward.

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Page 4 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

The transaction is expected to close in the 2017 second quarter, subject to customary closing conditions and regulatory approvals. Tennant anticipates that the acquisition will be accretive to the 2018 full year earnings per share.
First Quarter 2017 Restructuring
Today, Tennant announced that it is taking steps to realign its global workforce to support the company’s key strategic growth initiatives, reduce costs and accelerate its ability to reach its 12 percent operating profit margin goal in a low-growth economic environment.
“In the 2017 first quarter, we will be making adjustments in our global organization to meet Tennant’s evolving business needs and align our resources with our strongest growth opportunities,” Killingstad said.
Tennant plans an approximate 3 percent net reduction of its global workforce, with the majority of the actions occurring in March. The company anticipates recording a restructuring charge in the 2017 first quarter in the range of $7 million to $8 million pre-tax, or $0.27 to $0.30 per diluted share. The savings from this action are estimated to be $7 million in 2017 and $10 million in 2018.
Business Outlook
Killingstad stated: “Looking ahead to 2017, we are excited about our strategic plans but remain cautious about the low-growth macroeconomic environment. Tennant remains competitively well positioned in our markets, with exciting technologies and opportunities to expand our product portfolio and geographic presence, particularly in EMEA with the IPC Group acquisition. Through this acquisition and our restructuring actions, we are positioning Tennant to accelerate revenue growth and improve profitability.”
Tennant’s outlook for 2017 includes its planned first quarter restructuring but excludes the planned second quarter IPC Group acquisition. Tennant intends to update its 2017 outlook to include the acquisition in conjunction with the 2017 first quarter earnings release.
Tennant Company estimates 2017 full year net sales in the range of $810 million to $830 million, up 0.2 percent to 3 percent, or up approximately 1 percent to 3 percent organically, assuming an unfavorable foreign currency exchange impact on sales in the range of 1 percent to 2 percent and assuming an additional 0.8 percent inorganic growth from the 2016 Florock acquisition. The company expects 2017 full year as reported earnings in the range of $2.20 to $2.43 per diluted shared. The company expects 2017 full year as adjusted earnings in the range of $2.50 to $2.70 per diluted share, excluding the 2017 first quarter restructuring charge in the range of $7 million to $8 million pre-tax, or $0.27 to $0.30 per diluted share. Foreign currency exchange in 2017 is estimated to negatively impact operating profit by approximately $2.5 million, or a negative impact of approximately $0.10 per diluted share. On an as adjusted and “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2017 full year earnings are anticipated to be in the range of $2.60 to $2.80 per share. For the 2016 full year, earnings per diluted share totaled $2.59 on net sales of $808.6 million.

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Page 5 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

Tennant’s 2017 annual financial outlook includes the following assumptions:

•	Continued stable economy in North America, modest improvement in Europe and a challenging economic environment in APAC;

•	Continued negative foreign currency impact on sales for the full year in the range of an unfavorable 1 percent to 2 percent, with an approximate $2.5 million negative effect on operating profit;

•	Increase in sales of approximately 0.8 percent from the acquisition of Florock, which was completed on July 28, 2016.

•	Gross margin performance in the range of 43 to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $20 million to $25 million; and

•	An effective tax rate of approximately 31 percent.
Commented Killingstad: “We are making progress against our growth aspirations. Our acquisition of IPC Group will put us over our $1 billion sales target on an annualized basis. Additionally, our combined acquisition and restructuring actions will move us closer to our 12 percent operating profit margin goal. We are focused on creating value for Tennant’s shareholders and we are excited about the company’s future growth prospects.”
Conference Call
Tennant will host a conference call to discuss the 2016 fourth quarter results today, February 23, 2017, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.
Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, MN; Holland, MI; Louisville, KY; Chicago, IL; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

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Page 6 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract, develop and retain key personnel; our ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our ability to effectively manage organizational changes; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; fluctuations in the cost, quality, or availability of raw materials and purchased components; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; the occurrence of a significant business interruption; and our ability to comply with laws and regulations.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.
Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table. In addition, this news release and related conference call include a discussion of sales, sales growth, gross margin, operating profit margin and net earnings per diluted share on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, financial performance on a “Constant Currency” basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

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Page 7 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Net Sales	$211,746	$205,853	$808,572	$811,799
Cost of Sales	118,237	118,564	456,977	462,739
Gross Profit	93,509	87,289	351,595	349,060
Gross Margin	44.2%	42.4%	43.5%	43.0%
Operating Expense:
Research and Development Expense	10,026	8,094	34,738	32,415
Selling and Administrative Expense	60,895	61,430	248,210	252,270
Impairment of Long-Lived Assets	—	—	—	11,199
Loss on Sale of Business	—	—	149	—
Total Operating Expense	70,921	69,524	283,097	295,884
Profit from Operations	22,588	17,765	68,498	53,176
Operating Margin	10.7%	8.6%	8.5%	6.6%
Other Income (Expense):
Interest Income	142	27	330	172
Interest Expense	(360)	(302)	(1,279)	(1,313)
Net Foreign Currency Transaction Losses	(567)	(14)	(392)	(954)
Other Expense, Net	(306)	(246)	(666)	(657)
Total Other Expense, Net	(1,091)	(535)	(2,007)	(2,752)

Profit Before Income Taxes	21,497	17,230	66,491	50,424
Income Tax Expense	6,127	4,034	19,877	18,336
Net Earnings	$15,370	$13,196	$46,614	$32,088

Net Earnings per Share:
Basic	$0.88	$0.74	$2.66	$1.78
Diluted	$0.85	$0.73	$2.59	$1.74

Weighted Average Shares Outstanding:
Basic	17,542,110	17,646,710	17,523,267	18,015,151
Diluted	18,061,098	18,108,856	17,976,183	18,493,447

Cash Dividends Declared per Common Share	$0.21	$0.20	$0.81	$0.80

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Twelve Months Ended
	December 31			December 31
	2016	2015	%	2016	2015	%
Americas	$157,322	$147,026	7.0	$607,026	$591,405	2.6
Europe, Middle East and Africa	34,613	36,921	(6.3)	129,046	139,834	(7.7)
Asia Pacific	19,811	21,906	(9.6)	72,500	80,560	(10.0)
Total	$211,746	$205,853	2.9	$808,572	$811,799	(0.4)
(1) Net of intercompany sales.

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Page 8 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$58,033	$51,300
Restricted Cash	517	640
Net Receivables	149,134	140,445
Inventories	78,622	77,292
Prepaid Expenses	9,204	14,656
Other Current Assets	2,412	2,485
Assets Held for Sale	—	6,826
Total Current Assets	297,922	293,644
Property, Plant and Equipment	298,500	276,811
Accumulated Depreciation	(186,403)	(181,853)
Property, Plant and Equipment, Net	112,097	94,958
Deferred Income Taxes	13,439	12,051
Goodwill	21,065	16,803
Intangible Assets, Net	6,460	3,195
Other Assets	19,054	11,644
Total Assets	$470,037	$432,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,459	$3,459
Accounts Payable	47,408	50,350
Employee Compensation and Benefits	35,997	34,528
Income Taxes Payable	2,348	1,398
Other Current Liabilities	43,617	43,027
Liabilities Held for Sale	—	454
Total Current Liabilities	132,829	133,216
Long-Term Liabilities:
Long-Term Debt	32,735	21,194
Employee-Related Benefits	21,134	21,508
Deferred Income Taxes	171	5
Other Liabilities	4,625	4,165
Total Long-Term Liabilities	58,665	46,872
Total Liabilities	191,494	180,088
Shareholders’ Equity:
Preferred Stock	—	—
Common Stock	6,633	6,654
Additional Paid-In Capital	3,653	—
Retained Earnings	318,180	293,682
Accumulated Other Comprehensive Loss	(49,923)	(48,129)
Total Shareholders’ Equity	278,543	252,207
Total Liabilities and Shareholders’ Equity	$470,037	$432,295

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Page 9 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Twelve Months Ended
	December 31
	2016	2015
OPERATING ACTIVITIES
Net Earnings	$46,614	$32,088
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	17,891	16,550
Amortization	409	1,481
Impairment of Long-Lived Assets	—	11,199
Deferred Income Taxes	(1,172)	(1,129)
Share-Based Compensation Expense	3,875	8,222
Allowance for Doubtful Accounts and Returns	468	1,089
Loss on Sale of Business	149	—
Other, Net	(345)	(100)
Changes in Operating Assets and Liabilities:
Receivables	(9,278)	4,547
Inventories	23	(10,190)
Accounts Payable	(3,904)	(10,455)
Employee Compensation and Benefits	124	716
Other Current Liabilities	(185)	(402)
Income Taxes	5,427	(4,283)
Other Assets and Liabilities	(2,218)	(4,101)
Net Cash Provided by Operating Activities	57,878	45,232

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(26,526)	(24,780)
Proceeds from Disposals of Property, Plant and Equipment	615	336
Acquisition of Businesses, Net of Cash Acquired	(12,933)	—
Issuance of Long-Term Note Receivable	(2,000)	—
Proceeds from Sale of Business	285	1,185
Decrease (Increase) in Restricted Cash	116	(322)
Net Cash Used in Investing Activities	(40,443)	(23,581)

FINANCING ACTIVITIES
Payments of Long-Term Debt	(3,460)	(3,445)
Issuance of Long-Term Debt	15,000	—
Purchases of Common Stock	(12,762)	(45,998)
Proceeds from Issuances of Common Stock	5,271	1,677
Excess Tax Benefit on Stock Plans	686	859
Dividends Paid	(14,293)	(14,498)
Net Cash Used in Financing Activities	(9,558)	(61,405)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,144)	(1,908)

Net Increase (Decrease) in Cash and Cash Equivalents	6,733	(41,662)

Cash and Cash Equivalents at Beginning of Period	51,300	92,962

Cash and Cash Equivalents at End of Period	$58,033	$51,300

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Page 10 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Net Sales	$211,746	$205,853	$808,572	$811,799

Cost of Sales	118,237	118,564	456,977	462,739
Gross Profit - as reported	93,509	87,289	351,595	349,060
Gross Margin	44.2%	42.4%	43.5%	43.0%

Operating Expense:
Research and Development Expense	10,026	8,094	34,738	32,415
Selling and Administrative Expense	60,895	61,430	248,210	252,270
Impairment of Long-Lived Assets	—	—	—	11,199
Loss on Sale of Business	—	—	149	—
Total Operating Expense	70,921	69,524	283,097	295,884

Profit from Operations - as reported	$22,588	$17,765	$68,498	$53,176
Operating Margin - as reported	10.7%	8.6%	8.5%	6.6%
Adjustments:
Impairment of Long-Lived Assets	—	—	—	11,199
Restructuring Charge	—	1,965	—	3,744
Profit from Operations - as adjusted	$22,588	$19,730	$68,498	$68,119
Operating Margin - as adjusted	10.7%	9.6%	8.5%	8.4%

Other Income (Expense):
Interest Income	142	27	330	172
Interest Expense	(360)	(302)	(1,279)	(1,313)
Net Foreign Currency Transaction Losses	(567)	(14)	(392)	(954)
Other Expense, Net	(306)	(246)	(666)	(657)
Total Other Expense, Net	(1,091)	(535)	(2,007)	(2,752)

Profit Before Income Taxes - as reported	$21,497	$17,230	$66,491	$50,424
Adjustments:
Impairment of Long-Lived Assets	—	—	—	11,199
Restructuring Charge	—	1,965	—	3,744
Profit Before Income Taxes - as adjusted	$21,497	$19,195	$66,491	$65,367

Income Tax Expense - as reported	$6,127	$4,034	$19,877	$18,336
Adjustments:
Impairment of Long-Lived Assets	—	706	—	377
Restructuring Charge	—	429	—	649
Income Tax Expense - as adjusted	$6,127	$5,169	$19,877	$19,362

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Page 11 – Tennant Company Reports 2016 Fourth Quarter and Full Year Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015

Net Earnings - as reported	$15,370	$13,196	$46,614	$32,088
Adjustments:
Impairment of Long-Lived Assets	—	(706)	—	10,822
Restructuring Charge	—	1,536	—	3,095
Net Earnings - as adjusted	$15,370	$14,026	$46,614	$46,005

Net Earnings per Share - as reported:
Basic	$0.88	$0.74	$2.66	$1.78
Diluted	$0.85	$0.73	$2.59	$1.74
Adjustments:
Impairment of Long-Lived Assets	—	(0.04)	—	0.58
Restructuring Charge	—	0.09	—	0.17
Diluted Net Earnings per Share - as adjusted	$0.85	$0.78	$2.59	$2.49
Impact:
Foreign Currency Exchange	(0.02)		0.04
Diluted Net Earnings per Share, as adjusted, on a "Constant Currency" basis	$0.83		$2.63

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